Exhibit 99.1

Edge Petroleum Announces New Exploration and Development Venture and Updates
Operations

          HOUSTON, Feb. 14 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) announced today that it has recently completed a new exploration and development venture with a private company in its core south Texas operating area.  The venture, known as the Vista Nueva project, is contiguous to the recently purchased Contango assets in Jim Hogg and Brooks Counties, Texas and the late 2003 asset acquisition from a separate private company.  Notably, this venture will give Edge access to 81 square miles of 3-D seismic data covering a portion of its recently acquired assets plus undeveloped acreage and an exclusive option to secure leases on almost 47,000 acres of unleased minerals in the Vista Nueva project area covering depths down to 11,000 feet.

          Commenting on the new venture and recent operations, Edge’s Chairman, President and CEO, John W. Elias, noted, “We are extremely pleased with the opportunities we see in this area to add to the already significant upside we believe exists on the assets we acquired from Contango.  We expect to be drilling on our first well by the end of February and we are actively reviewing the new 3-D data to further confirm previously identified opportunities on our recently acquired assets as well as interpreting the data over the new 47,000 acre area.  This area has the potential to be a rewarding, multi-year exploration and development program for us.

          “Three wells that were drilling over year-end 2004 have been completed. Two new wells have reached total depth with completion operations underway.  A third new well is currently drilling and is expected to reach total depth before the end of the quarter.  In addition, we added additional producing zones in three existing Lobo wells, which are now contributing to our production stream.  We expect to drill three to five additional wells in the first quarter and continue to forecast a very active program for the balance of this year.”

          Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.  Edge common stock is listed on the NASDAQ National Market under the symbol “EPEX”.

          Statements regarding all forecasts for 2005 and beyond, acreage and growth potential, results of 3-D seismic interpretation, future development and exploration opportunities, additional drilling locations, the amount of drilling activity and timing of drilling activity and other statements that are not historical facts contain predictions, estimates and other forward- looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved.  Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation, post-closing adjustments, results of acquisition and the ability of the company to meet its stated business goals.

SOURCE  Edge Petroleum Corporation
          -0-                              02/14/2005
          /CONTACT:  Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
          /Web site:  http://www.edgepet.com /
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